Exhibit 10.14

Amendment to the January 7, 2021 Amended and Restated Employment Agreement between Celularity Inc. and Robert J. Hariri, MD PhD

This Amendment Agreement (“Agreement”) is entered into by and between Celularity Inc. (the “Company”) and Robert J. Hariri, MD, PhD (“Executive”) (collectively the “Parties”).

WHEREAS, on January 7, 2021, the Parties entered into an Amended and Restated Employment Agreement (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that Executive’s annual Base Salary (as that term is defined in the Employment Agreement) is subject to review and adjustment from time to time by the Company in its sole discretion; and

WHEREAS, in order to temporarily reduce operating expenses, Executive, after consultation with the Board of Directors, has consented to a temporary reduction in his Base Salary (as that term is defined in the Employment Agreement) payable in accordance with the Company’s standard payroll practices until December 31, 2023, with the difference between the Prior Base Salary and the Revised Base Salary to become due and payable to Executive on December 31, 2023.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:

1.
Effective January 25, 2023, the Company will decrease the portion of Executive’s Base Salary payable to Executive in accordance with the Company’s standard payroll practices from $1,200,000 per year (the “Prior Base Salary”) to Thirty-Five Thousand Five Hundred Sixty-Eight Dollars ($35,568.00) per year, less applicable withholdings (the “Revised Base Salary”), with the difference between the Prior Base Salary and the Revised Base Salary (the “Deferred Amount”) to become due and payable to Executive on December 31, 2023.

2.
Payment of Executive’s Base Salary at the Prior Base Salary rate shall resume effective January 1, 2024 unless the Board, in its sole discretion, determines it should resume earlier than January 1, 2024.

3.
In the event payment of the Deferred Amount on December 31, 2023 would jeopardize the ability of the Company to continue as a going concern, as determined by the Board in its reasonable discretion in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder (“Section 409A”), payment of the Deferred Amount shall be further deferred until the first taxable year in which the Board determines, in its reasonable discretion, that payment shall no longer jeopardize the ability of the Company to continue as a going concern in compliance with Section 409A.

Exhibit 10.14

4.
By signing this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in any agreement between Executive and the Company, or any of its affiliates, including, but not limited to the Employment Agreement and any equity award or any program, plan or arrangement of the Company or any of its affiliates, (the temporary reduction in the payment of Executive’s Base Salary to the Revised Base Salary rate has been implemented with Executivee’s consent and shall not constitute “Good Reason” for Executive to resign from the Company or a breach of any obligation of the Company or any of its affiliates.

5.
In the event of Executive’s termination of employment by the Company without Cause or resignation for Good Reason under the terms of the Employment Agreement prior to January 1, 2024, severance pay shall be calculated without regard to the reduction in base salary contemplated by this Agreement.

6.
Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company or any of its affiliates or any program, plan, or arrangement of the Company or any of its affiliates.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Robert J. Hariri, MD, PhD, an individual

Dated: 1/27/2023 By _/s/Robert J. Hariri

Robert J. Hariri, MD, PhD

CELULARITY INC.

Dated: 1/27/2023 By _/s/K. Harold Fletcher

K. Harold Fletcher

EVP, General Counsel